Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Novus Capital Corporation II on Amendment No. 3 of Form S-4 (File Number 333-260307) of our report dated March 26, 2021, with respect to our audit of the financial statements of Novus Capital Corporation II as of December 31, 2020 and for the period from September 29, 2020 (inception) through December 31, 2020, and our report dated February 12, 2021, except for the effects of the restatements discussed in Note 2, as to which the date is January 12, 2022, with respect to our audit of the financial statement of Novus Capital Corporation II as of February 8, 2021 which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

January 12, 2022